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                                                                    Exhibit 99.1


                                [Claimsnet Logo]


For more information, please contact:

Paul Miller
Claimsnet.com
(972) 458-1701
pwmiller@claimsnet.com
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FOR IMMEDIATE RELEASE:

         Claimsnet.com Receives Nasdaq Staff Determination and Requests
               Hearing Before Nasdaq Listing Qualifications Panel

DALLAS - January 16, 2002 - Claimsnet.com inc. (NASDAQ: CLAI; BSE: CLA), a leading provider of Internet-based business-to-business solutions for the healthcare industry, today announced that it received a Nasdaq Staff Determination on January 9, 2002 indicating that the Company fails to comply with either the minimum $2,000,000 net tangible assets or the minimum $2,500,000 stockholders' equity requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company's request for continued listing. The Company's request for a hearing with the Panel will stay the delisting of the Company's Common Stock pending the Panel's decision.

Should the Company be unable to reach a successful conclusion with regard to continued listing on The Nasdaq SmallCap Market, the Company intends for its stock to be traded via the OTC Bulletin Board(R) (OTCBB).

Claimsnet.com inc. is a leading provider of Internet-based, business-to-business solutions for the healthcare industry, including distinctive, advanced ASP technology for online healthcare transaction processing. Headquartered in Dallas, Claimsnet.com offers proprietary systems that are distinguished by ease of use, customer care, security and measurable cost advantages. Claimsnet.com trades on the NASDAQ Smallcap under the symbol "CLAI" and on the Boston Stock Exchange under the symbol "CLA". More information on Claimsnet.com can be found at the Company's newly redesigned web site www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the receipt of committed investment funds, changes in the financial markets, new industry trends and regulatory actions, actions of the Company's collaboration partners, and risks inherent in business-to-business use of the Internet. Further information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.